Exhibit 23.1

KPMG LLP Vaughan Metropolitan Centre 100 New Park Place Suite 1400 Vaughan, ON Canada L4K 0J3 Telephone (905) 265-5900 Fax (905) 265-6390 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enthusiast Gaming Holdings Inc.

We consent to the use of our report dated March 27, 2023, on the consolidated financial statements of Enthusiast Gaming Holdings Inc. (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2022 and 2021, the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively the “consolidated financial statements”) which is incorporated by reference in the Registration Statement on Form S-8 dated May 4, 2023 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 4, 2023

Vaughan, Canada